                                                                    EXHIBIT 99.1

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER
                                                                          SHARE DATA)
Revenue........................................................  $552,132   $376,870   $259,575
                                                                 --------   --------   --------
Salaries and wages.............................................   318,014    221,575    158,703
Other operating expenses.......................................   130,714     90,836     66,412
Depreciation...................................................    14,346      9,269      6,960
Amortization...................................................    14,112      7,748      5,317
Interest expense, net..........................................    10,417      5,896      6,517
Restructuring and other charges................................    54,950      1,905         --
                                                                 --------   --------   --------
          Total expenses.......................................   542,553    337,229    243,909
Income before income taxes.....................................     9,579     39,641     15,666
Income taxes...................................................     6,903     13,155      7,049
                                                                 --------   --------   --------
          Net income...........................................  $  2,676   $ 26,486   $  8,617
                                                                 ========   ========   ========
Pro forma adjustments, principally income taxes................    (2,883)    (1,817)    (1,180)
                                                                 --------   --------   --------
  Pro forma net income (loss)..................................  $   (207)  $ 24,669   $  7,437
                                                                 ========   ========   ========
Pro forma net income (loss) per common share...................  $  (0.00)  $   0.45   $   0.16
                                                                 ========   ========   ========
Weighted average shares outstanding............................    53,362     54,623     45,505
                                                                 ========   ========   ========

          See notes to supplemental consolidated financial statements.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1995         1994
                                                                        ----------   ----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
                                            ASSETS
Current Assets:
  Cash and cash equivalents...........................................  $    5,103   $   13,927
  Restricted cash.....................................................      15,340        8,683
  Accounts receivable, billed.........................................      80,212       57,251
  Accounts receivable, unbilled.......................................      79,521       66,216
  Other...............................................................      15,530       10,563
                                                                        ----------   ----------
          Total current assets........................................     195,706      156,640
Property and equipment................................................      97,208       48,702
Intangible assets.....................................................     448,613      368,813
Other.................................................................       5,299        6,467
                                                                        ----------   ----------
                                                                        $  746,826   $  580,622
                                                                         =========    =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................................  $   18,586   $    8,573
  Accrued compensation................................................      22,359       24,246
  Accrued expenses....................................................      65,333       49,567
  Current portion of long-term debt...................................      10,418        7,752
                                                                        ----------   ----------
          Total current liabilities...................................     116,696       90,138
Long-term debt........................................................     150,565      148,261
Other obligations.....................................................      18,926       23,868
Deferred income taxes.................................................      15,615       20,172
Convertible subordinated debentures...................................      63,375       63,375
                                                                        ----------   ----------
          Total liabilities...........................................     365,177      345,814
                                                                        ----------   ----------
Stockholders' Equity:
  Preferred stock.....................................................          16           20
  Common stock, voting, $.01 par value, 100,000 authorized in 1995 and
     30,000 in 1994; issued and outstanding 55,687 in 1995 and 46,762
     in 1994..........................................................         556          468
  Common stock, nonvoting, $.01 par value, 600 authorized; none issued...........................................................
  Paid-in capital.....................................................     384,012      235,487
  Accumulated deficit.................................................      (2,935)      (1,167)
                                                                        ----------   ----------
          Total stockholders' equity..................................     381,649      234,808
                                                                        ----------   ----------
                                                                        $  746,826   $  580,622
                                                                         =========    =========

          See notes to supplemental consolidated financial statements.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1995        1994        1993
                                                               ---------   ---------   --------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...................................................  $   2,676   $  26,486   $  8,617
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization..............................     28,458      17,017     12,277
  Impairment loss on property and equipment..................      5,035          --         --
  Deferred income taxes......................................      6,428      12,239      6,586
  Other non-cash charges.....................................        417       1,208         --
  Changes in assets and liabilities, excluding effects of
     acquisitions:
     Increase in restricted cash.............................     (3,253)     (1,963)      (508)
     Increase in accounts receivable, billed.................    (23,088)    (11,947)    (6,519)
     Increase in accounts receivable, unbilled...............    (14,016)     (9,520)    (9,147)
     Increase (decrease) in accounts payable.................      9,257       1,950        (66)
     Increase (decrease) in accrued compensation.............     (1,888)      5,718      3,916
     Increase (decrease) in accrued expenses.................     23,397      (3,158)       881
     Other, net..............................................     (7,165)      2,386        143
                                                                --------    --------   --------
          Net cash provided by operating activities..........     26,258      40,416     16,180
                                                                --------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired...........................    (76,077)   (153,385)   (68,563)
Purchases of property and equipment..........................    (50,760)    (13,025)    (7,104)
Software development costs...................................    (32,688)     (6,384)        --
Other........................................................        323      (2,099)      (817)
                                                                --------    --------   --------
          Net cash used for investing activities.............   (159,202)   (174,893)   (76,484)
                                                                --------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock.......................    125,335       4,918     97,672
Proceeds from borrowings.....................................    140,780     122,100     69,932
Payments of long-term debt...................................   (135,244)     (6,108)   (78,435)
Dividends to shareholders of acquired companies..............     (6,751)     (8,528)    (3,090)
Other........................................................         --          --        458
                                                                --------    --------   --------
          Net cash provided by financing activities..........    124,120     112,382     86,537
                                                                --------    --------   --------
CASH AND CASH EQUIVALENTS
Net change...................................................     (8,824)    (22,095)    26,233
Balance at beginning of year.................................     13,927      36,022     11,106
                                                                --------    --------   --------
Balance at end of year.......................................  $   5,103   $  13,927   $ 37,339
                                                                ========    ========   ========

          See notes to supplemental consolidated financial statements.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                             --------------------------------------------------------------------------------
                                      COMMON               PREFERRED                                TOTAL
                             COMMON   STOCK    PREFERRED     STOCK     PAID-IN    ACCUMULATED   STOCKHOLDERS'
                             SHARES   AMOUNT    SHARES      AMOUNT     CAPITAL      DEFICIT        EQUITY
                             ------   ------   ---------   ---------   --------   -----------   -------------
                                                              (IN THOUSANDS)
Balance at December 31,
  1992..................... 36,973     $369       8,782       $ 9      $ 93,012    $ (23,098)     $  70,292
  Issuance of common
     stock.................  6,442       64          --        --        85,413           --         85,477
  Issuance of preferred
     stock.................     --       --       8,782         9        10,892           --         10,901
  Exercise of stock
     options...............    476        5          --        --         1,386           --          1,391
  Pre-merger dividends to
     former owners.........     --       --          --        --            --       (3,440)        (3,440)
  Conversion of preferred
     stock.................     38        1        (167)       (1)           --           --             --
  Net income...............     --       --          --        --            --        8,617          8,617
  Other....................     --       --          --        --           458         (400)            58
                             ------   ------   ---------      ---      --------   -----------   -------------
Balance at December 31,
  1993..................... 43,929      439      17,397        17       191,161      (18,321)       173,296
  Changes in HRI's
     stockholders' equity
     in the six months
     ended June 30, 1994
     (see Note 2)..........     (9)      --          --        --           (76)        (554)          (630)
  Issuance of common stock
     in acquisitions.......  2,108       21          --        --        38,775           --         38,796
  Issuance of preferred
     stock.................     --       --       2,739         3         3,465           --          3,468
  Exercise of stock
     options...............    734        8          --        --         2,162           --          2,170
  Pre-merger dividends to
     former owners.........     --       --          --        --            --       (8,378)        (8,378)
  Net income...............     --       --          --        --            --       26,486         26,486
  Other....................     --       --          --        --            --         (400)          (400)
                             ------   ------   ---------      ---      --------   -----------   -------------
Balance at December 31,
  1994..................... 46,762      468      20,136        20       235,487       (1,167)       234,808
  Issuance of common
     stock.................  4,237       41          --        --       121,579           --        121,620
  Conversion of preferred
     stock.................  3,344       33      (4,342)       (4)       11,071           --         11,100
  Issuance of common stock
     in acquisitions.......     20       --          --        --           459           --            459
  Exercise of stock
     options...............    555        6          --        --        12,516           --         12,522
  Pre-merger dividends to
     former owners.........     --       --          --        --            --       (4,517)        (4,517)
  Net income...............     --       --          --        --            --        2,676          2,676
  Other....................    769        8          --        --         2,900           73          2,981
                             ------   ------   ---------      ---      --------   -----------   -------------
Balance at December 31,
  1995..................... 55,687     $556      15,794       $16      $384,012    $  (2,935)     $ 381,649
                            ========  ======== ========    ========    ========== ===========   ============

          See notes to supplemental consolidated financial statements.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger of RipSub, Inc., a wholly-owned subsidiary of Medaphis Corporation with and into Rapid Systems Solutions, Inc. ("Rapid Systems") on April 3, 1996 and the merger of BSGSub, Inc., a wholly-owned subsidiary of Medaphis Corporation with and into BSG Corporation ("BSG") on May 6, 1996. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Medaphis Corporation and its subsidiaries ("Medaphis" or the "Company") after financial statements covering the date of consummation of the business combinations are issued.

     CONSOLIDATION. All significant intercompany transactions have been eliminated. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

     NATURE OF OPERATIONS. The Company provides business management services and systems primarily to the healthcare industry throughout the United States. The Company historically has not experienced any significant losses related to individual customers or groups of customers in any geographical area.

     PERVASIVENESS OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Fees for the Company's business management services are primarily based on a percentage of net collections on clients' patient accounts, and revenue is recognized as such business management services are performed. Accounts receivable, billed, principally represents amounts invoiced to clients. Accounts receivable, unbilled, represents amounts recognized for services rendered but not yet invoiced and is based on the Company's estimate of the fees that will be invoiced when collections on patient accounts are received.

     Revenue from software licenses is generally recognized upon shipment of the products and when no significant contractual obligations remain outstanding. When the Company receives payment prior to shipment or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and are recognized as revenue upon shipment or fulfillment of significant vendor obligations. The license agreements typically provide for partial payments subsequent to shipment; such terms result in an unbilled receivable at the date the revenue is recognized. Costs related to insignificant vendor obligations are accrued upon recognition of the license revenue. Software maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically one year.

     Revenues from systems integration contracts are recorded based on the terms of the underlying contracts which are primarily time and material or fixed price contracts. Revenue from time and material type contracts is recognized as services are rendered and costs are incurred based on contractual rates. Revenue from fixed price contracts is recorded using the percentage of completion method. Expected losses are charged to operations in the period such losses are determined. Revenue for which customers have not yet been invoiced is reflected as accounts receivable, unbilled in the accompanying consolidated balance sheets.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all highly liquid investments with an initial maturity of no more than three months.

     RESTRICTED CASH. Restricted cash represents amounts collected on behalf of certain clients, a portion of which is held in trust until remitted to such clients.

     PROPERTY AND EQUIPMENT. Property and equipment, including equipment under capital leases, is stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, generally four to ten years for furniture and fixtures, five to seven years for equipment, and 20 years for buildings.

     INTANGIBLE ASSETS. Intangible assets are composed principally of goodwill, clients lists and software development costs.

     Goodwill and Clients Lists. Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight line method, generally over 25 to 40 years. Client lists are amortized using the straight line method over their estimated useful lives, generally seven to 20 years.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through undiscounted expected future cash flows after related interest charges. It is reasonably possible that those estimates of future cash flows will be reduced significantly in the future based on the results of the Company's re-engineering and consolidation plan. As a result, the carrying amount of intangible assets may be reduced materially in the near future. In 1994, a charge of approximately $1.9 million associated with the write-off of a non-compete agreement was recorded by one of the Company's subsidiaries prior to that subsidiary's merger with the Company because the non-compete agreement was deemed to have no value. No impairment losses were recorded by the Company in 1995 or 1993.

     Software Development Costs. Intangible assets include software development costs incurred in the development or the enhancement of software utilized in providing the Company's business management systems and services. Software development costs are capitalized upon the establishment of technological feasibility for each product or process and capitalization ceases when the product or process is available for general release to customers or is put into service. Capitalized software development costs which were primarily associated with the Company's re-engineering and consolidation project were approximately $33.5 million and $6.4 million in 1995 and 1994, respectively. The Company recorded research and development expenses of approximately $1.0 million, $2.8 million and $1.9 million in 1995, 1994 and 1993, respectively.

     Software development costs are amortized using the straight line method over the remaining estimated economic life of the assets, which is generally four to seven years. Amortization expense related to the Company's capitalized software costs totaled $1.2 million for 1995 and $0 for 1994 and 1993, respectively.

     INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" between financial statement carrying amounts and the tax bases of existing assets and liabilities. The measurement of deferred tax assets and liabilities is predominantly determined by reference to the tax laws and changes to such laws. Management includes the consideration of future events to assess the likelihood that tax benefits will be realized in the future.

     PRO FORMA PROVISION FOR INCOME TAXES. The Company has acquired certain entities in merger transactions accounted for as poolings of interests, which prior to the mergers had elected "S" corporation status for income tax purposes. As a result of the mergers, these acquired entities terminated their "S" corporation elections. Pro forma provision for income taxes, taken together with reported income tax expense, presents the combined pro forma tax expense of such entities as if they had been "C" corporations during the periods presented.

     PRO FORMA NET INCOME PER COMMON SHARE. Pro forma net income per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include the dilutive effect of the assumed exercise of certain outstanding stock options and conversion of convertible preferred stock. Fully diluted pro forma net income per common share is not presented as it is not materially different from primary pro forma net income per common share. The Company's convertible subordinated debentures were not considered common stock equivalents at issuance and are included in the computation of fully diluted pro forma net income per common share.

2.  BUSINESS COMBINATIONS

     From January 1, 1993 through December 31, 1995, the Company acquired either substantially all of the assets or all of the outstanding capital stock of each of the following businesses which were accounted for using the purchase method of accounting:

                        COMPANY ACQUIRED                       CONSIDERATION   ACQUISITION DATE
    ---------------------------------------------------------  -------------   ----------------
                                                                        (IN THOUSANDS)
    Receivables Management Division of MedQuist, Inc.........    $  17,300     December 1995
    The Halley Exchange, Inc.................................            *     December 1995
    Billing and Professional Services, Inc...................            *     October 1995
    Medical Office Consultants, Inc..........................            *     May 1995
    Computers Diversified, Inc...............................       15,500     April 1995
    Medical Management, Inc..................................        8,000     March 1995
    Decision Support Group...................................            *     January 1995
    Imonics Corporation......................................       32,200     December 1994
    John Rex, Inc. ("Anescor")...............................        6,000     December 1994
    AdvaCare, Inc............................................      101,600     November 1994
    Marmac Management, Inc...................................            *     September 1994
    Central Billing Services, Inc............................       19,700     September 1994
    Omni Medical Systems, Inc................................            *     August 1994
    Physician Billing, Inc...................................       13,000     July 1994
    Medical Management Resources, Inc........................       11,000     July 1994
    Consolidated Medical Services, Inc.......................            *     June 1994
    Northwest Creditors Service, Inc.........................        6,600     June 1994
    Managed Practice Division of Datamedic Corporation.......        5,000     April 1994
    Practice Management Division of CyCare Systems, Inc......       24,000     November 1993
    Gottlieb's Financial Services, Inc.......................       31,000     September 1993
    Medical Management of New England, Inc...................       14,200     July 1993

- ---------------

* Consideration not material.

     Each of the foregoing acquisitions has been recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The allocation of the purchase price of the 1995 acquisitions is preliminary and will be adjusted when the necessary information is available. The operating results of the acquired businesses are included in the Company's consolidated statements of income from the respective dates of acquisition.

     In addition to the foregoing acquisitions, the Company acquired seven businesses in 1996 and 1995 which were accounted for using the pooling-of-interests method of accounting. Following is a list of the businesses acquired and the shares exchanged:

                                                                 SHARES
                         COMPANY ACQUIRED                       EXCHANGED   ACQUISITION DATE
    ----------------------------------------------------------  ---------   ----------------
    BSG Corporation...........................................  7,539,000   May 1996
    Rapid Systems Solutions, Inc..............................  1,135,000   April 1996
    Intelligent Visual Computing, Inc. ("IVC")................          *   February 1996
    Medical Management Sciences, Inc. ("MMS").................  4,000,000   December 1995
    Consort Technologies, Inc. ("Consort")....................    825,000   November 1995
    Healthcare Recoveries, Inc. ("HRI").......................  3,265,000   August 1995
    Automation Atwork Companies ("Atwork")....................  8,000,000   March 1995

- ---------------

* Consideration not material

     Since these acquisitions have been recorded using the pooling-of-interests method of accounting, no adjustment has been made to the historical carrying amounts of assets acquired and liabilities assumed. The accompanying consolidated financial statements have been restated to include the financial position and operating results of Atwork, HRI, MMS, Rapid Systems and BSG for all periods prior to the mergers. No restatement has been made for the financial position and operating results of Consort and IVC due to their immateriality.

     Prior to its merger with the Company, HRI reported on a fiscal period ending June 30. HRI's operating results for the period ended June 30, 1994 were combined with the Company's financial operating results of the year ended December 31, 1993. HRI's financial position and operating results for 1995 and 1994, which were restated to a calendar year basis, were combined with the Company's financial position and operating results as of and for the years ended December 31, 1995 and 1994. Accordingly, HRI's operating results for the six months ended June 30, 1994 were duplicated in each of the years ended December 31, 1994 and 1993. HRI's revenues and net income for that six-month period were $7,822,000 and $755,000, respectively. Consolidated retained earnings has been reduced by $554,000 which represents HRI's net income applicable to common stockholders for the six months ended June 30, 1994 in order to eliminate the duplication of income applicable to common stockholders for that period in the retained earnings balance.

     A reconciliation of revenue, pro forma net income (loss) and pro forma net income (loss) per common share of the Company, as previously reported, Rapid Systems, BSG and combined, including the pro forma provision for Rapid Systems and BSG income taxes, is as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
     Revenue:
       Medaphis, as previously reported....................  $467,747   $319,138   $228,745
       Rapid Systems.......................................    14,722      8,558      4,335
       BSG.................................................    69,663     49,174     26,495
                                                             --------   --------   --------
       Combined............................................  $552,132   $376,870   $259,575
                                                             ========   ========   ========
     Pro forma net income (loss):
       Medaphis, as previously reported....................  $    444   $ 22,935   $ 13,069
       Rapid Systems.......................................       972        773        647
       BSG.................................................    (1,045)     1,329     (6,010)
       Pro forma provision for Rapid Systems and BSG income
          taxes............................................      (578)      (368)      (269)
                                                             --------   --------   --------
       Combined............................................  $   (207)  $ 24,669   $  7,437
                                                             ========   ========   ========
     Pro forma net income (loss) per common share:
       Medaphis, as previously reported....................  $   0.01   $   0.50   $   0.34
                                                             ========   ========   ========
       Combined............................................  $  (0.00)  $   0.45   $   0.16
                                                             ========   ========   ========

     A summary of revenue and pro forma net income for each of the three pooling-of-interests transactions consummated after the first quarter of 1995 for interim year-to-date periods preceding the dates of consummation are as follows (In thousands):

                                                      INTERIM PERIOD
                                                        PRECEDING                  PRO FORMA
                   COMPANY ACQUIRED                    CONSUMMATION      REVENUE   NET INCOME
    ----------------------------------------------  ------------------   -------   ----------
    HRI...........................................  June 30, 1995        $10,183     $1,012
    Consort.......................................  September 30, 1995   $ 2,805     $  455
    MMS...........................................  September 30, 1995   $14,625     $  185

     The following unaudited pro forma financial information presents the results of the Company for the years ended December 31, 1995 and 1994, as if the acquisitions referenced above had occurred on January 1, 1994. The pro forma information does not purport to be indicative of the results that would have been obtained if the operations had actually been combined during the period presented and is not necessarily indicative of operating results to be expected in future periods.

                                                                        1995       1994
                                                                      --------   --------
                                                                        (IN THOUSANDS,
                                                                       EXCEPT PER SHARE
                                                                             DATA)
     Revenue........................................................  $574,811   $507,011
     Net income.....................................................     2,948     20,460
     Net income per common share....................................      0.05       0.35

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                          1995      1994
                                                                        --------   -------
                                                                          (IN THOUSANDS)
    Land..............................................................  $  2,873   $ 2,873
    Buildings.........................................................     9,839     7,841
    Furniture and fixtures............................................    18,117    14,670
    Equipment.........................................................    97,466    44,692
    Other.............................................................     5,687     3,056
                                                                        --------   -------
                                                                         133,982    73,132
    Less accumulated depreciation.....................................    36,774    24,430
                                                                        --------   -------
                                                                        $ 97,208   $48,702
                                                                        ========   =======

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                         1995       1994
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Goodwill.........................................................  $361,096   $303,057
    Client lists.....................................................    51,862     52,146
    Software development costs.......................................    61,780     26,041
    Other............................................................     2,159      2,159
                                                                       --------   --------
                                                                        476,897    383,403
    Less accumulated amortization....................................    28,284     14,590
                                                                       --------   --------
                                                                       $448,613   $368,813
                                                                       ========   ========

5.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                          1995      1994
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Accrued costs of businesses acquired...............................  $13,582   $18,305
    Funds due clients..................................................   12,757     6,893
    Deferred revenue...................................................   11,050    11,638
    Accrued legal costs................................................    8,074       271
    Accrued restructuring and severance costs..........................    7,801        --
    Interest...........................................................    2,917     2,317
    Other..............................................................    9,152    10,143
                                                                         -------   -------
                                                                         $65,333   $49,567
                                                                         =======   =======

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                         1995       1994
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Borrowings under Senior Credit Facility..........................  $128,000   $120,714
    Capital lease obligations, weighted average effective interest
      rates of 8.4% and 9.1%.........................................    23,407     14,232

    Deferred purchase price relating to acquisitions.................        --     15,672
    Other............................................................     9,576      5,395
                                                                       --------   --------
                                                                        160,983    156,013
    Less current portion.............................................    10,418      7,752
                                                                       --------   --------
                                                                       $150,565   $148,261
                                                                       ========   ========

     At December 31, 1995, the Company had a $250 million revolving credit agreement ("Senior Credit Facility") which was composed of a $240 million revolving credit line and a $10 million cash management line with a seven-bank syndicate to finance future acquisitions, working capital and other general corporate needs. The Company has the option of making "LIBOR" based loans or "base rate" loans under the Senior Credit Facility. LIBOR based loans bear interest at LIBOR for the then current interest period plus amounts varying from 1 1/4% to 1 3/4% based on the Company's financial performance. Base rate loans bear interest equal to prime. At December 31, 1995, the Company had LIBOR based loans outstanding at interest rates ranging from 7.1% to 7.2%. The Senior Credit Facility contains, among other things, financial covenants which require the Company to maintain certain financial ratios. The Company was in compliance with all covenants as of December 31, 1995.

     The Senior Credit Facility expires in March 1997 and can be extended one year at each anniversary date through March 2000 with the consent of the banks. Borrowings under the Senior Credit Facility are secured by the stock of the Company's subsidiaries.

     In April 1995, the Company used the net proceeds of its fourth public offering to repay indebtedness of approximately $121 million then outstanding under the Senior Credit Facility.

     The Company's capital leases consist principally of leases for equipment. As of December 31, 1995 and 1994, the net book value of equipment subject to capital leases totaled $20.0 million and $11.4 million, respectively.

     The carrying amounts of long-term debt and capital lease obligations reflected in the consolidated balance sheets approximate fair value of such instruments due to the variable rate nature of the long-term debt and the fixed rates on the capital lease obligations which approximate market rates.

     The aggregate maturities of long-term debt and capital lease obligations are as follows (in thousands):

    1996......................................................................  $ 10,418
    1997......................................................................   141,669
    1998......................................................................     6,106
    1999......................................................................     1,748
    2000......................................................................       230
    Thereafter................................................................       812

7.  CONVERTIBLE SUBORDINATED DEBENTURES

     The Company issued $63.4 million of 6 1/2% convertible subordinated debentures to finance the acquisition of CompMed, Inc. The debentures are due on January 1, 2000. The debenture holders may convert the debentures into shares of the Company's common stock at a conversion price of $14.00 per share. In 1995, the

Company gave notice of its intent to redeem the debentures on January 1, 1996. Such notice triggered the conversion right of the debenture holders through the date of the redemption. All of the debenture holders exercised their conversion right effective January 1, 1996 and as a result, approximately 4.5 million shares were issued in the conversion in 1996. The fair value of these convertible subordinated debentures was approximately $170 million at December 31, 1995, based on the market price of Medaphis common stock into which the debentures were converted on January 1, 1996. Pro forma net income per common share, assuming the debentures had been converted on January 1, 1995, and assuming the repayment of indebtedness outstanding under the Senior Credit Facility associated with the Company's April 1995 public offering had occurred on January 1, 1995 (see Note 6) would have been $0.08 per share.

8.  LEASE COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases which expire at various dates through 2008. Rent expense was $21.8 million, $12.8 million and $9.4 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

     1996......................................................................  $19,998
     1997......................................................................   16,311
     1998......................................................................   14,053
     1999......................................................................    8,589
     2000......................................................................    6,085
     Thereafter................................................................    6,020

9.  INCOME TAXES

     Income tax expense is comprised of the following:

                                                                 1995      1994      1993
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Current:
      Federal.................................................  $    66   $   264   $    59
      State...................................................    2,081       439       301
    Deferred:
      Federal.................................................    4,768    11,427     4,019
      State...................................................     (453)    1,538     1,023
    Valuation allowance.......................................      441      (513)    1,647
                                                                -------   -------   -------
    Income taxes..............................................    6,903    13,155     7,049
    Pro forma provision for income taxes......................    3,389     1,817     1,180
                                                                -------   -------   -------
                                                                $10,292   $14,972   $ 8,229
                                                                =======   =======   =======

     In 1995 and 1996 the Company acquired Atwork, Consort, MMS and Rapid Systems and a subsidiary of BSG in merger transactions which were accounted for under the pooling-of-interests method of accounting. Prior to the mergers, these entities had elected "S" corporation status for income tax purposes. As a result of the mergers, the entities terminated their "S" corporation elections. Pro forma net income and pro forma net income per common share are presented in the consolidated statements of income as if each of these entities had been a "C" corporation during the periods presented.

     A reconciliation between the amount determined by applying the federal statutory rate to income before income taxes and income tax expense is as follows:

                                                                 1995      1994      1993
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Income tax expense at federal statutory rate..............  $ 3,352   $13,874   $ 5,482
    State taxes, net of federal benefit.......................      960     2,114     1,240
    Goodwill..................................................    1,298       380       202
    Deal costs................................................    5,623        --        --
    Other items not deductible for tax purposes...............      371       272        73
    Research and development tax credits......................       --      (596)     (314)
    Valuation allowance.......................................      441      (513)    1,647
    Other.....................................................   (1,753)     (559)     (101)
                                                                -------   -------   -------
                                                                $10,292   $14,972   $ 8,229
                                                                =======   =======   =======

     In 1995, the effects of changes in the Company's assessment of the tax consequences of certain matters comprise substantially all of "other" in the above rate reconciliation.

     Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax credit carryforwards. The components of deferred taxes as of December 31, 1995 and 1994 are as follows:

                                                                         1995       1994
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Net operating loss carryforwards.................................  $ 49,880   $ 43,907
    Valuation allowance..............................................   (18,310)   (13,415)
    Accounts receivable, unbilled....................................   (25,206)   (21,763)
    Depreciation and amortization....................................   (34,774)   (14,057)
    Accrued expenses.................................................    20,373      1,558
    Other deferred tax liabilities...................................    (7,578)   (16,402)
                                                                       --------   --------
                                                                       $(15,615)  $(20,172)
                                                                       ========   ========

     The valuation allowance relates primarily to the uncertainty of the realizability of net operating loss carryforwards assumed in certain business combinations. The change in the valuation allowance during 1995 relates primarily to the finalization of the purchase price allocation of an entity acquired in 1994.

     As of December 31, 1995, the Company had federal net operating loss carryforwards for income tax purposes of approximately $124 million which expire at various dates between 1999 and 2010. The Internal Revenue Code may impose substantial limitations on the use of net operating loss carryforwards upon the occurrence of an "ownership change." The Company has experienced three ownership changes which have established maximum annual limitations on income against which net operating losses incurred prior to the ownership changes may be offset. However, because the limitation operates in a cumulative manner and in previous years the Company did not utilize net operating losses, the Company has approximately $85 million in cumulative unutilized net operating losses available in 1996. In future years, currently unavailable net operating losses will become available to offset income prior to the date of their expiration.

10.  CAPITAL STOCK

     On May 3, 1995, the Company's Board of Directors declared a two-for-one stock split of the outstanding shares of common stock. The stock split was effected in the form of a stock dividend payable on May 31, 1995 to stockholders of record as of May 24, 1995. The effect of the stock split has been retroactively applied to all periods presented in the accompanying consolidated financial statements.

     On April 12, 1995, the Company completed a fourth public offering of its common stock in which 4,244,000 shares were sold at $31.75 per share. The Company sold 4,000,000 shares of its common stock and 244,000 shares of common stock were sold on behalf of certain of the Company's stockholders. The net proceeds to the Company were approximately $121 million.

     On December 2, 1993, the Company completed a third public offering of its common stock in which 6,900,000 shares were sold at $14.00 per share. The Company sold 6,442,000 shares of its common stock and 458,000 shares of common stock were sold on behalf of certain of the Company's stockholders. The net proceeds to the Company were approximately $85.5 million.

     On March 16, 1994, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation thereby increasing the number of authorized shares of the Company's voting common stock from 30 million to 100 million shares.

     Prior to the Company's merger with BSG, BSG had two classes of preferred stock outstanding. Dividends were noncumulative and payable at 8% per year at the discretion of BSG's board of directors. The preferred shares were convertible, at the option of the holder on a one-to-one basis into common shares of BSG, and the preferred shareholders had the right to vote on an as converted basis. In connection with BSG's merger with the Company on May 6, 1996, all preferred shares were converted into common shares of BSG which were subsequently exchanged for common shares of the Company.

11.  COMMON STOCK OPTIONS AND STOCK AWARDS

     The Company has several stock option plans including a Non Qualified Stock Option Plan, a Non Qualified Stock Option Plan for Employees of Acquired Companies and several stock option plans assumed as a result of the BSG Merger (collectively the "Stock Option Plan"). Stock options outstanding at December 31, 1995 under the Stock Option Plans permit employees to purchase up to 9,036,863 shares of the Company's common stock. Granted options expire 10 to 11 years after the date of grant and generally vest over a five year period. The majority of the options outstanding under the BSG option plans are not exercisable until nine to ten years after the date of grant. Subsequent to the merger, the Company has offered to issue options under the Company's Non Qualified Stock Option Plan for Employees of Acquired Companies in exchange for options outstanding under the BSG option plans. Options outstanding under the Stock Option Plans at December 31, 1995 were granted at prices ranging from $0.65 to $59.44 per share, of which 1,834,033 were exercisable at that date. Options were exercised during 1995 with grant prices ranging from $1.14 to $21.36 per share. As of December 31, 1995, 936,866 shares were available for future grants under these plans.

     Activity related to the Stock Option Plans is summarized as follows:

                                                                      1995    1994    1993
                                                                      -----   -----   -----
                                                                         (IN THOUSANDS)
     Options outstanding as of January 1............................  6,282   5,280   2,193
     Granted:
       To employees.................................................  1,540   1,028   1,010
       Relating to acquisitions.....................................  2,174     914   2,249
     Canceled.......................................................   (622)   (647)   (136)
     Exercised......................................................   (337)   (293)    (36)
                                                                      -----   -----   -----
     Options outstanding as of December 31..........................  9,037   6,282   5,280
                                                                      =====   =====   =====

     The Company has a Senior Executive NonQualified Stock Option Plan which permits certain of the Company's executive officers to purchase up to an aggregate of 550,746 shares of the Company's common stock at $2 per share. All options available for grant under this plan have been granted, expire January 16, 2001 and are currently exercisable. As of December 31, 1995, 230,000 options issued under this plan have been exercised (none during 1995 or 1994).

     In 1994, the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Restricted Stock Plan (the "Restricted Plan") for executive officers. The plan was approved by the Company's shareholders at the annual shareholders' meeting in 1995. The Restricted Plan authorized the award of 249,000 shares of $0.01 par value of common stock to certain of the executive officers of the Company. The restricted stock vests ratably over a four year period from the date of award. Vesting may be accelerated if certain performance goals are achieved. One of these performance goals was achieved based on 1995 results of operations, and accordingly, 50% of the awards made under this plan have vested.

     In 1994 the Company adopted a Non-Employee Director Stock Option Plan ("Director Plan") for non-employees who serve on the Company's Board of Directors. The plan was approved by the Company's shareholders at the annual shareholders' meeting in 1995. The Director Plan provides for an initial grant of 10,000 options at a strike price corresponding to the date on which the non-employee director is elected or appointed to the Board of Directors. Additionally, each non-employee receives an annual grant of 2,000 options at each subsequent annual meeting in which the non-employee director is a member of the Board of Directors. All options granted under the Director Plan vest over a five year period and expire 11 years from the date of grant. As of December 31, 1995, 48,000 options were outstanding under the Director Plan at strike prices ranging from $15.74 to $29.83 per share. No exercises occurred in 1995 and as of December 31, 1995 52,000 shares were available for future grants under this plan.

     On March 4, 1996 the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Re-engineering, Consolidation and Business Improvement Cash Incentive Plan ("Re-engineering Incentive Plan") and the Company granted 155,749 units pursuant to the provisions of the plan to certain key employees of the Company. The Re-engineering Incentive Plan provides for the payment of cash bonuses to participants if certain performance goals related to the Company's re-engineering and consolidation project are achieved and certain general business improvement milestones are satisfied. Awards under the plan are based on units awarded to each participant. If the performance goals specified in the Re-engineering Incentive Plan are achieved and the awards vest, the value of each unit will equal the average price of the Company's common stock during the ten trading days immediately preceding such vesting date. At the point it becomes probable that the performance goals and milestones will be met, the Company will begin to accrue for the full amount of these bonuses. All awards made under the plan, to the extent they remain unvested, terminate on December 31, 1997.

12.  EMPLOYEE BENEFIT PLANS

     The Company has various defined contribution plans whereby employees meeting certain eligibility requirements can make specified contributions to the plans, a percentage of which are matched by the Company. The Company's contribution expense was $3.2 million, $1.7 million and $0.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company maintains a noncontributory money purchase pension plan which covers substantially all employees who are retained by the Company primarily to service specific physician clients. Contributions are determined annually by the Company not to exceed the maximum amount deductible for federal income tax purposes. The Company's contribution to the plan was $1.0 million in 1995, $0.7 million in 1994 and $1.1 million in 1993.

13.  RESTRUCTURING AND OTHER CHARGES

     During July 1994, the Company began a comprehensive re-engineering and consolidation project in order to enhance its ability to provide more effective and efficient business management services to its clients.

     In January 1995, Management approved a restructuring plan relating to the consolidation project. Substantially all of the Company's local business offices at the commitment date were leased. Business offices will be exited in accordance with the guidelines established in the Company's restructuring plan. The Company will negotiate lease buyouts and subleasing arrangements with lessors, where possible, to mitigate its remaining contractual obligations under lease agreements. The re-engineering project is expected to be substantially completed during 1997.

     A description of the type and amount of exit costs recorded at the commitment date and subsequently incurred are as follows:

                                                                       INCURRED       RESERVE
                                                                       THROUGH        BALANCE
                                                           INITIAL   DECEMBER 31,   DECEMBER 31,
                                                           RESERVE       1995           1995
                                                           -------   ------------   ------------
                                                                      (IN THOUSANDS)
    Lease termination costs..............................  $ 6,726      $  736        $  5,990
    Incremental costs associated with discontinued client
      contracts..........................................    5,488         797           4,691
    Other................................................    2,823       1,035           1,788
                                                           -------   ------------   ------------
                                                           $15,037      $2,568        $ 12,469
                                                           =======   ==========     ==========

     In January 1995, Management of the Medaphis Physician Services Corporation formalized an involuntary severance benefit plan. The Company recorded a charge of approximately $5.0 million in 1995 in accordance with Statement of Financial Accounting Standards No. 112, to reflect the expense for employees' rights to involuntary severance benefits that have accumulated to date. Involuntary severance costs charged against the liability were approximately $745,000 for the year ended December 31, 1995.

     In January 1995, the Company assessed the recoverability of its long lived assets and recorded an impairment loss of approximately $5.0 million related to property and equipment that will be disposed of as a result of the restructuring plan.

     In connection with the Atwork, HRI, Consort and MMS mergers, the Company incurred transaction fees, costs and expenses of approximately $6.0 million, $2.0 million, $1.2 million and $2.5 million, respectively. In accordance with the requirements of pooling of interests accounting, these costs have been reflected in the operating results for 1995.

     The Company recorded a charge of $12 million in 1995 for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and various putative class action lawsuits which have been filed against the Company, certain of its officers and directors and its lead underwriters from its April 1995 public offering.

     In connection with the Halley acquisition, the Company recorded a $1.8 million charge related to the cost of purchased research and development activities related to acquired technology for which technological feasibility had not yet been established and which had no alternative future uses.

     Prior to the Company's merger with MMS, MMS terminated a merger agreement with an unrelated third party. In connection with the termination of this agreement, MMS agreed to pay costs associated with the planned merger and potential initial public offering of the combined entity. Such costs amounted to approximately $3.7 million and were recorded as a charge in 1995.

14.  CERTAIN LEGAL MATTERS

     The United States Attorney's Office for the Central District of California is conducting an investigation (the "Federal Investigation") of Medaphis' billing and collection practices in its offices located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the Federal Investigation when it received search warrants and grand jury subpoenas on June 13, 1995. Although the precise scope of the Federal Investigation is not known at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon Medaphis' billing and collection practices in the Designated Offices. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. Although the Designated Offices represent less than 2% of Medaphis' annual revenue, there can be no assurance that the Federal Investigation will be resolved promptly, that additional subpoenas or warrants will not be received by Medaphis or that the Federal Investigation will not have a material adverse effect upon the Company. The Company recorded a charge of $12 million in 1995 solely for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and the putative class action lawsuits described below. The charge is intended to cover only the anticipated administrative expenses of the Federal Investigation and the lawsuits and does not include any provision for fines, penalties, damages, assessments, judgements or sanctions that may arise out of such matters.

     Following the announcement of the Federal Investigation, Medaphis, various of its officers and directors and the lead underwriters associated with Medaphis' public offering of common stock in April 1995 were named as defendants in putative shareholder class action lawsuits filed in the Federal District Court for the Northern District of Georgia. In general, these lawsuits allege violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of common stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint which argued that the Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contains any claims based on the Securities Act of 1933, and the Company's underwriters and outside directors are no longer named as defendants. The Company believes that it has meritorious defenses to this action and intends to assert them vigorously.

15.  CASH FLOW INFORMATION

     Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                                1995       1994      1993
                                                               -------   --------   -------
                                                                      (IN THOUSANDS)
    Non-cash investing and financing activities:
      Liabilities assumed in acquisitions....................  $11,454   $108,781   $23,799
      Additions to capital lease obligations.................   17,377      5,356     2,352
      Common stock issued in conjunction with acquisitions...      459     38,796        --
    Cash paid for:
      Interest...............................................   10,841      6,611     4,386
      Income taxes...........................................    3,011        467       491

16.  LINES OF BUSINESS

     The Company operates in two major lines of business: Services (providing healthcare business management services to physicians, hospitals and payors) and Technology Systems (principally systems integration services and computer software and hardware sales). Total revenue by segment includes only sales to unaffiliated customers as reported in the Company's consolidated statements of income. Operating profit is total revenue less operating expenses. Corporate items include interest income and expense and other general corporate expenses. Corporate assets consist primarily of cash and cash equivalents, deferred financing costs, fixed assets, miscellaneous prepaids and receivables and real estate purchased in an acquisition. Information concerning operations in these lines of business is as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Revenue
      Services.............................................  $402,592   $291,452   $208,808
      Technology systems...................................   151,080     86,139     51,404
      Corporate and eliminations...........................    (1,540)      (721)      (637)
                                                             --------   --------   --------
                                                             $552,132   $376,870   $259,575
                                                             ========   ========   ========
    Operating Profit(1)
      Services.............................................  $ 55,041   $ 48,339   $ 32,541
      Technology systems...................................    30,348      5,653     (5,332)
      Corporate............................................   (10,443)    (6,550)    (5,026)
                                                             --------   --------   --------
                                                             $ 74,946   $ 47,442   $ 22,183
                                                             ========   ========   ========
    Interest expense, net..................................  $ 10,417   $  5,896   $  6,517
    Restructuring and other charges........................    54,950      1,905         --
                                                             --------   --------   --------
    Income before income taxes.............................  $  9,579   $ 39,641   $ 15,666
                                                             ========   ========   ========
    Identifiable Assets
      Services.............................................  $549,441   $496,074   $281,519
      Technology systems...................................   184,136     79,123     20,481
      Corporate............................................    13,249      5,425     29,833
                                                             --------   --------   --------
                                                             $746,826   $580,622   $331,833
                                                             ========   ========   ========
    Depreciation and Amortization
      Services.............................................  $ 21,089   $ 14,454   $ 10,883
      Technology systems...................................     6,810      2,379      1,276
      Corporate............................................       559        184        118
                                                             --------   --------   --------
                                                             $ 28,458   $ 17,017   $ 12,277
                                                             ========   ========   ========
    Capital Expenditures
      Services.............................................  $ 28,304   $  8,724   $  3,726
      Technology systems...................................    20,907      3,575      3,211
      Corporate............................................     1,549        726        167
                                                             --------   --------   --------
                                                             $ 50,760   $ 13,025   $  7,104
                                                             ========   ========   ========

- ---------------

(1) Does not include any allocation of interest income and expense and general corporate expenses. Also excludes restructuring and other charges in 1995 and 1994 as follows: Services, $45.2 million and $1.9 million; Technology Systems, $9.75 million and zero.

17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                    QUARTER ENDED
                                                 ---------------------------------------------------
                                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                 --------    --------    ------------    -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
Revenue........................................  $130,367    $137,298      $139,053       $ 145,414
Pro forma net income (loss)....................   (10,992)      9,149        (1,956)          3,592
Pro forma net income (loss) per common share...  $  (0.23)   $   0.14      $  (0.04)      $    0.06
Weighted average shares outstanding............    47,704      63,112        54,466          63,600
1994
Revenue........................................  $ 80,328    $ 87,417      $ 96,010       $ 113,115
Pro forma net income...........................     5,528       5,899         6,348           6,894
Pro forma net income per common share..........  $   0.10    $   0.11      $   0.12       $    0.12
Weighted average shares outstanding............    54,018      53,892        54,311          56,197